As Filed with the Securities and Exchange Commission
                          on the 14th day of February,
                                                 2001 Registration No. ___-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------

                        FORM SB-2, REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                 ---------------

                                 fastEcom, Inc.
                 (Name of small business issuer in its charter)


        Delaware                     7373                   13-4093429
     (State or other           (Primary Standard         (I.R.S. Employer
       jurisdiction               Industrial              Identification No.)
   of incorporation or       Classification Number)
      organization)

                           44 Wall Street, 12th Floor
                            New York, New York 10005
                                 (212) 461-2140
                        (Address and telephone number of
               principal executive offices and place of business)

  Colin Hendrick, President, Chairman of the Board, and Chief Executive Officer
                                 fastEcom, Inc.
                            44 Wall Street, Level 12
                            New York, New York 10005
                                 (212) 461-2140
                          (Name, address and telephone
                          number of agent for service)

                                   Copies to:

                            Frederick M. Mintz, Esq.
                              Mintz & Fraade, P.C.
                               488 Madison Avenue
                            New York, New York 10022
                          Telephone No.: (212) 486-2500
                          Facsimile No.: (212) 486-0701
                                 ---------------

      Approximate date of proposed sale to the public:

      As soon as practicable after this Registration Statement becomes effective.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____________________.

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------

                                                   Proposed
 Title of each                      Proposed        Maximum
    class of                        Maximum        Aggregate      Amount of
 securities to    Amount to be   Offering Price    Offering      registration
 be registered     registered     Per Share(1)     Price(1)          fee
-------------------------------------------------------------------------------

Common Stock,
par value
$0.001 (2)          1,000,000        $1.00        $1,000,000       $250.00
-------------------------------------------------------------------------------

Common Stock
par value
$0.001              1,019,097        $1.50        $1,528,646       $382.16
-------------------------------------------------------------------------------

Common Stock
par value
$0.001 (3)            251,255       $0.001           $251.00         $0.06
-------------------------------------------------------------------------------

Common Stock
par value
$0.001 (4)            240,000        $1.00          $240,000        $60.00
-------------------------------------------------------------------------------

Common Stock
par value
$0.001 (5)             65,866        $2.00          $131,732        $32.93
-------------------------------------------------------------------------------

Common Stock
par value
$0.001 (6)            369,580        $3.00        $1,108,740       $277.19
-------------------------------------------------------------------------------

Common Stock
par value
$0.001 (7)            102,971        $2.00          $205,942        $51.49
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Common Stock
par value
$0.001 (8)            525,860        $2.00        $1,051,720       $262.93
-------------------------------------------------------------------------------
                                                    Total
                                                 Registration
Total               3,574,629                         Fee         $1316.76
-------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

(2) Issuable upon the conversion of 1,000,000 shares of our Class "A" common stock.

(3) Issuable upon the exercise of warrants issued to our legal counsel.

(4) Issuable upon the exercise of warrants issued to Peter Sleep in connection with his employment by us.

(5) Includes 62,179 shares issuable upon the exercise of warrants issued to John Dangar in connection with his employment by us.

(6) Issuable upon the exercise of warrants issued to investors who purchased our Units prior to December 31, 1999.

(7) Issuable upon the exercise of warrants issued to investors who purchased our Units after December 31, 1999.

(8) Issuable upon the exercise of warrants issued to previous investors of Fastway Electronic Commerce Ltd., an Australian company.

      This prospectus relates to shares of our common stock and includes shares of our common stock underlying common stock purchase warrants owned by the persons named in this prospectus under the caption "Selling Stockholders." The shares were acquired by the selling stockholders in various transactions, all of which were exempt from registration pursuant to the Securities Act of 1933. The shares registered by this prospectus may be offered from time to time by the selling stockholders through ordinary brokerage transactions in the over-the-counter market, in negotiated transactions or through other commonly used methods to trade publicly available stock, at market prices prevailing at the time of sale or negotiated prices. The shares of our common stock may be sold directly or through brokers or dealers.

      We will receive no part of the proceeds of any sales of our common stock as a result of this offering. We will bear all the costs and expenses associated with the preparation and filing of this registration statement.

                  SUBJECT TO COMPLETION, DATED FEBRUARY 14, 2001

PROSPECTUS

                                3,574,629 shares

                                 fastEcom, Inc.

                                  Common Stock

      This is the first public offering of our securities. The common stock available for sale as a result of this prospectus will be sold by currently existing stockholders. We will not receive any proceeds from the sale of our common stock as a result of this offering.

      Prior to this offering, there has been no public market for the common stock. After this registration statement is declared effective, we will apply to have the common stock traded on the OTC Bulletin Board, which is maintained by the National Association of Securities Dealers, Inc.. The shares will be priced based upon bid and ask quotes submitted by broker-dealers.

                                   ----------

      An investor should read the Risk Factors section of this prospectus, commencing on page 3 before deciding whether to invest in these securities.

                                   ----------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

      The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy theses securities in any state where the offer or sale is not permitted.

                The date of this prospectus is February 14, 2001

                               TABLE OF CONTENTS
                                                                            Page
                                                                            ----
Prospectus summary...........................................................1
Summary financial information................................................2
Risk factors.................................................................3
Use of proceeds..............................................................9
Capitalization...............................................................9
Management's discussion and analysis of financial condition and results of operations ............................................................10
Financial condition and results of operations...............................11
Business....................................................................14
Dividend policy.............................................................17
Employees...................................................................18
Management..................................................................19
Executive compensation......................................................20
Certain relationships and transactions......................................21
Principal stockholders......................................................21
Plan of distribution........................................................23
Description of the securities...............................................29
Shares eligible for future sale.............................................31
Legal matters...............................................................33
Experts.....................................................................33
Available information.......................................................33
Index to financial statements...............................................36

                                     Summary

The Offering

Common stock offered by selling security holders 3,574,629 shares

Common stock issued and outstanding 1,019,097 shares

Class "A" common stock issued and outstanding 49,469,140 shares

Our Business

      fastEcom, Inc., a Delaware corporation, is developing an e-commerce network which will deliver advertising and facilitate transactions through a real time interactive electronic commerce machine (the "Media Station") located in malls and other high-traffic locations. Each Media Station will provide online services, free of charge to the user. The Media Station will provide users with the ability to access our e-commerce network and will allow consumers to transact a variety of electronic commerce services quickly, privately and without additional transaction charges.

      We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. Prior to this offering, no public market for our securities existed. A total of up to 3,574,629 shares may be sold based upon this prospectus by the stockholders listed in the section of this prospectus entitled "Plan of Distribution."

      Our executive offices are located at 44 Wall Street, Level 12, New York, New York 10005. The telephone number is (212) 461-2140 and the facsimile number is (212) 461-2142.

                          Summary financial information

      We were incorporated on October 22, 1999 and we have not commenced operations. The following audited data has been provided for the period from October 22, 1999 (date of inception) to December 31, 1999 and should be read in conjunction with our financial statements, which are included in this prospectus.

                                                From inception October 22, 1999
                                                through December 31, 1999
                                                            Audited
                                                            -------
Statement of operations data:
Net revenue........................................................... $      0
Interest income.......................................................        0
Total expenses................ .......................................  281,162
Net loss.............................................................. (281,162)

Balance sheet data:
Working capital.......................................................   (6,334)
Total assets..........................................................   28,880
Total liabilities.....................................................   35,224
Stockholders' equity (deficiency).....................................   (6,334)

   The following unaudited data has been provided for the period ending September 30, 2000 and should be read in conjunction with our financial statements, which are included in this prospectus:

                                             9 months ending September 30, 2000
                                                          Unaudited
                                                          ---------
Statement of operations data:
Net revenue........................................................... $      0
Interest income.......................................................    8,154
Total expenses................ .......................................  437,450
Net loss.............................................................. (429,296)

Balance sheet data:
Working capital.......................................................  120,257
Total assets..........................................................  244,415
Total liabilities.....................................................  124,158
Stockholders' equity (deficiency).....................................  120,257

                                  Risk factors

      An investment in our common stock involves a high degree of risk. If any of the following risks actually occur, our business, financial condition and operations will be materially affected.

We do not have an operating history to evaluate our future performance.

      We have not commenced operations. We are entering a highly competitive market. You should be aware of the difficulties that we will encounter since we are a recently formed company and have not commenced operations, including, but not limited to, competition and unanticipated costs and expenses. There can be no assurance that we will ever realize a positive net cash flow from our planned operations. If our business and development plans prove to be unsuccessful, stockholders may lose all or a substantial part of their investments.

The technology we intend to utilize is subject to rapid changes.

      The market in which we will compete is characterized by rapidly changing technology, evolving industry standards, frequent new service and product announcements, introductions and enhancements, and changing customer demands. These market characteristics are exacerbated by the emerging nature of the Web and the apparent need of companies from a multitude of industries to offer web based products and services. Accordingly, our future success will depend upon our ability to adapt to rapidly changing technologies, our ability to adapt our services to evolving industry standards and our ability to continually improve the performance, features and reliability of our service and product offerings. Our failure to adapt to such changes and evolution could have a materially adverse effect upon our business, resulting operations and financial condition.

Computer based technology is subject to rapid advancement dominated by large and established companies allowing little room for smaller developmental stage companies to grow and engage in future product development.

      Because the computer based technology market is highly competitive, you should be aware of the difficulties we are likely to encounter. Computer technology is subject to significant and rapid change and advancement which results in new services being offered and rapid price declines. Therefore our future prospects are highly dependent upon our ability to increase the functions of our products and to develop new services to provide to users and receive market acceptance. Although we believe that our technology is sufficiently advanced so as to insulate us from technical obsolescence for a number of years, the market for our services is highly competitive with numerous companies which offer electronic commerce services which compete directly or indirectly with our services. These competitors have substantially greater financial and technical resources and production and marketing capabilities than we do. There can be no assurance that our competitors will not succeed in developing and marketing comparable electronic service opportunities at a future date which could prove to be equally or more effective than those we develop or acquire or which could render our services obsolete or non-competitive. There can be no assurance that we will be able to successfully compete with such promotions in the future or that we will engage in future development.

We may need additional financing to develop our products and to meet our capital requirements.

      We may need additional financing to meet our capital requirements. We currently have no arrangements to obtain additional financing and we will be dependent upon sources such as:

      o     future earnings,

      o the availability of funds from private sources, including, but not limited to, our shareholders, loans and private placements; and

      o the availability of raising funds through an additional public offering.

      Market conditions for private and public offerings are subject to uncertainty and there can be no assurance when or whether a private and/or public offering shall be successfully completed or that other funds shall be made available to us. In view of our lack of operating history, our ability to obtain additional funds is limited. Such financing may only be available, if at all, upon terms which may not be advantageous to us. If adequate funds are not available from operations or additional sources of financing, our business shall be materially adversely affected.

We expect to incur significant losses for the foreseeable future and there can be no assurance that we will ever achieve profitability.

      We are a recently formed entity and do not have historical financial data upon which to base our planned operating expenses. Accordingly, our expense levels are based in part upon our expectations with respect to future revenue and anticipated growth. In view of a number of factors, our revenues and operating results may fluctuate from quarter to quarter. Such factors include, but are not limited to, variations in expenditures for personnel and marketing, interest in our products and services and sales resulting from the introduction of new products or services by us and our competitors, and general economic conditions. In view of such factors, there can be no assurance that we shall be able to achieve profitability on a quarterly or annual basis.

There is a high level of competition in our intended business areas.

      Competitors with superior resources may be able to bring new, better and cheaper products to the market more quickly than us, thereby gaining a competitive edge over us. We believe that the quality of our goods and services combined with the expertise of our management should give us a competitive advantage. However, there can be no assurance that we will be able to compete successfully or that competitive pressures faced by us will not have a material adverse effect upon our business, operating results and financial condition. We will compete with:

      1. Online media companies such as America On-Line and Yahoo for on-line advertising;

      2. Machines which offer the consumer the ability to conduct financial or other transactions such as Automatic Teller Machines, Internet Access Machines, Information and Service Kiosks.

The market for companies utilizing the Internet is in the development stage and there is no assurance that this technology will achieve general market acceptance.

      The web based market which we intend to utilize for our products and services has only recently commenced and is rapidly evolving. The market is characterized by an increasing number of market entrants who have introduced or developed multimedia computer software, thereby, making the demand and market acceptance for recently introduced products or services, such as our Media Stations, subject to a high level of uncertainty and risk. If the market fails to develop, or develops more slowly than is expected, or becomes saturated with competitors, or if our goods and services do not achieve or sustain market acceptance, our business, operating results and financial conditions shall be adversely affected.

We may be subject to the Securities and Exchange Commission's "penny stock" rules if our common stock sells below $5.00 per share.

      If, after our stock begins to trade, the trading price of our common stock is below $5.00 per share, trading in our securities would be subject to the requirements of the Securities and Exchange Commission's rules with respect to securities trading below $5.00, which are referred to as "penny stocks". These rules require the delivery prior to any transaction of a disclosure schedule explaining the penny stock market and all associated risks and impose various sales practice requirements on broker-dealers who sell "penny stocks" to persons other than established customers and accredited investors, which are generally defined as institutions or an investor individually or with their spouse, who has a net worth exceeding $1,000,000 or annual income, individually exceeding $200,000 or, with their spouse, exceeding $300,000. For these types of transactions the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock which could severely limit its market price and liquidity.

Our success depends upon the continued services of current management and directors.

      We are substantially dependent upon the continued services of Colin Hendrick, our founder, president, chairman of our board of directors and chief executive officer, for advances in our technology and development of new services as well as for business and financial planning and administration. We currently have a management and consultant agreement with Applied Computer Sciences LLC, which holds 49,469,140 shares of our Class A common stock, for consulting and management services to be provided by Mr. Hendrick. Mr. Hendrick is an Australian citizen and is currently in the U.S. on a L-1A visa which allows residence and employment in the U.S. for up to three years with a possible extension for another three years. The loss of the services of Mr. Hendrick would have a material adverse effect upon our business and our prospects.

      We are substantially dependent upon the continued services of Peter Sleep, our executive vice president and one of our directors, for management, financial planning, and administration. The loss of the services of Mr. Sleep would have a material adverse effect upon our business and prospects.

      We are substantially dependent upon the continued services of John Dangar, our vice president of sales, and one of our directors, for the marketing and sales of our products. The loss of the services of Mr. Dangar would have a material adverse effect upon our business and prospects.

      We do not maintain "key man" life insurance on the life of any of our employees. To the extent that the services of key personnel become unavailable, we will be required to retain other qualified persons and there can be no assurance that we will be able to employ qualified persons upon acceptable terms.

Our growth and success is dependent upon our ability to attract and retain highly qualified personnel.

      Our success is dependent, among other things, upon our ability to attract and retain highly qualified personnel. Competition for such personnel is intense and there can be no assurance that we shall be able to attract and retain the personnel necessary for the development and operation of our business. The loss of the services of any such personnel may have a material adverse effect upon our financial condition and our existing or planned operations.

Our business could be negatively impacted by the implementation of government regulations related to the Internet.

      There are currently few laws or regulations directly applicable to the Internet. However, based upon the increasing popularity and use of the Internet, a number of legislative and regulatory proposals are under consideration, and there is a possibility that a number of laws and regulations may be adopted with respect to the Internet, relating to such issues as, user privacy, taxation, infringement, pricing, and quality of products and services. Although we will make every effort to comply with applicable regulations, there can be no assurance of our ability to do so. Additionally, the adoption of such laws and regulations may decrease growth in the use of the Internet. Therefore, if we are unable to comply with new laws and regulations, or Internet use decreases as a result, our business, operations and financial conditions would be adversely affected.

There can be no assurance that we will engage in any future development of our products or services.

      There can be no assurance that we shall act further to enhance our products or services, or develop other products or services. Our intention to engage in the future development of our products and services and other products and services is based upon and subject to: (i) the proceeds received from this Offering; (ii) our future profitability; (iii) the recruitment of sufficient personnel; and (iv) our ability to raise money in the future. In view of the rapidly changing technology, changing customer demands and competitive pressures, our inability to further develop our products and services or other products or services would have a material adverse affect upon our business, operating results and financial condition.

We have never declared a dividend and there can be no assurance that we will declare dividends in the future.

      To date, we have not paid dividends on our common stock and at the present time, we intend to retain earnings, if any, for our development and expansion. There can be no assurance that we shall have sufficient earnings to pay any dividends with respect to our Common Stock. Moreover, even if we have sufficient earnings, we are not obligated to declare dividends with respect to our Common Stock. The future declaration of any cash or stock dividends shall be in the sole and absolute discretion of the Board of Directors and shall depend upon our earnings, capital requirements, our financial position, general economic conditions and other factors the Board of Directors may consider. It is also possible that the terms of any future debt financing may restrict the payment of dividends. To date, no dividends have been paid on our Common Stock and we presently intend to retain earnings, if any, for the development and expansion of our business.

Conflicts may exist with certain of our officers and directors which may cause them to give priority to other matters over our needs which may affect our operations.

      There are several conflicts associated with our officers and directors. These conflicts include, engaging in other businesses similar or dissimilar to ours and allocating their time and services between us and the other entities with which they are involved.

      Mr. Colin Hendrick, president, chairman of our board of directors and our chief executive officer is also serving as the chairman of the board of directors, the president and chief executive officer of SMARTiCOM, Inc. SMARTiCOM has designed and is developing a SmartCard which has the ability to quickly and automatically speed-dial a Home Page via the Internet when inserted into a SmartCard Reader. Mr. Colin Hendrick has executed an employment agreement with SMARTiCOM, Inc. pursuant to which, he is obligated to devote the majority of his time to SMARTiCOM, Inc. Accordingly, Mr. Colin Hendrick does not intend to devote more than ten (10%) percent of his total working time to us.

Our success is dependent upon independent third parties to manufacture our product.

      We do not intend to conduct manufacturing operations on a continuing basis and we will be dependent upon independent third parties to manufacture and ship the Media Station. We expect to continue to be dependent upon such manufacturers for the foreseeable future. These manufacturers will be responsible for timely and cost-effective manufacturing which may affect our ability to cost-effectively compete with other similar products. Therefore, we are dependent upon the continued viability and financial stability of these manufacturers. In addition, these third party manufacturers are expected to produce our products to specifications supplied by us, however, there can be no assurance that these instructions will be followed by the manufacturers. Reliance upon suppliers, as well as industry supply conditions, generally involves several risks, including the possibility of defective parts or components, increase in component costs and reduced control over delivery schedules, any and all of which would adversely affect our financial results.

Our directors and officers shall be indemnified for any monies they pay in settlement of actions performed while a director or officer.

      Section 145 of the Delaware General Corporation Law contains provisions entitling our directors and officers to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, as a result of an action or proceeding in which they may be involved by reason of having been our director or officer. We have authorized the indemnification of our officers and directors to the full extent available under the Delaware Corporation Law.

                           Forward looking statements

      Statements in this prospectus discuss future expectations and plans which are considered forward-looking statements as defined by section 27(a) of the Securities Act of 1933, section 21(e) of the Securities Exchange Act of 1934. Sentences which incorporate words such as "believes," "intends," "expects," "predicts," "may," "will," "should," "contemplates," "anticipates," or similar statements are based upon our beliefs and expectations using the most current information available to us. This prospectus should be read in conjunction with the financial statements and the notes to those statements which appear elsewhere in this prospectus. In view of the fact that our discussions in this prospectus are based upon our estimates and beliefs concerning circumstances and events which have not yet occurred, the anticipated results are subject to changes and variations as future operations and events actually occur and could differ materially from those discussed in the forward-looking statements. Moreover, although we reasonably expect, to the best of our knowledge and belief, that the results to be achieved by us will be as set forth in the following discussion, the following discussion is not a guarantee and there can be no assurance that any of the potential results which are described will occur. Furthermore, there will usually be differences between the forecasted and actual results because events and circumstances frequently do not occur as expected, and the differences may be material.

                                 Use of proceeds

      We will not receive any proceeds from the sale of shares of our common stock by selling stockholders. We have agreed to pay the professional fees and expenses related to this registration statement, which we estimate to be approximately $75,000.

                                 Capitalization

      The following table sets forth our capitalization as of September 30, 2000 on an unaudited basis.

                                                              September 30, 2000
                                                              ------------------

Liabilities:

Current Liabilities                                                    $124,158

Deficiency:

Common stock, $.001 par value                                            50,488

Total Stockholders' Deficiency                                          120,257

Total Liabilities and Stockholders' Equity                             $244,415

The following discussion contains forward-looking statements, which reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus.

                             Management's Discussion
                                       And
                          Analysis or Plan of Operation

Overview

      We are principally involved in the planning, design and development of the "touchEmachine" and the "fastEcom Network". The touchEmachine allows an individual to access the "fastEcom Network" which has also been developed by us and which will allow consumers to conduct a variety of electronic commerce transactions quickly, privately and without charge.

      All of our activities, since inception, have been devoted to the following: (1) development of the touchEmachine and the fastEcom Network; (2) preparation for its introduction into the marketplace; and, (3) raising of operating capital through the solicitation of funds in private offerings.

      Our business focuses on creating an electronic commerce network and development of the means to access this network in public locations. We believe, based upon management's analysis of the electronic commerce market that our product and system will allow the general public easy and convenient access to sophisticated electronic commerce products and services which are not currently being provided in the electronic marketplace.

      Although we have not commenced manufacturing the touchEmachine and we have not derived any revenue to date, we have manufactured small quantities for beta site testing. We expect to have the fastEcom Network operational, and generating revenue by the second quarter of year 2001. We will shortly commence recruiting management level employees.

Results of operations

      The following table sets forth selected financial data:

                                   October              Nine months
                                   22,1999                ended
                               (inception) to           September
                                   December              30,2000
                                   31,1999

STATEMENT OF OPERATIONS DATA
                                   Audited              Unaudited
Revenues
                               $       0              $         0
Expenses
   Salaries & subcontractors      69,496    24.7%         250,907    57.4%
   Professional fees             187,889    66.8%         118,418    27.1%
     Other costs                  23,777     8.5%          68,125    15.5%

                                 281,162   100.0%         437,450   100.0%

Other income and expenses
   Interest income                     0                    8,154

Net loss                        (281,162)                (429,296)

Balance Sheet Data:
Cash and cash equivalents         28,880                   35,549
Working capital                   (6,344)                 113,624
Total assets                      28,880                  244,415
Total stockholders'
  equity (deficit)                (6,344)                 120,257

REVENUES:

      Since our inception on October 22, 1999 and until the present, we are considered a development stage company and we have had no revenues as of yet. During this period the operating costs have related primarily to research and development of our products, establishing relationship with supplies, manufacturers and potential customers and to raising equity funds. Management believes that we will be able to begin generating revenues in the near future although no assurance can be given in this regard.

EXPENSES:

      Our total expenses for the period from inception on October 22, 1999 through the year-end of December 31, 1999, aggregated approximately $281,000 and consisted primarily of subcontractor costs of $69,496 and professional fees of $187,889. For the nine months ended September 30, 2000, total expenses grew to approximately $437,000 and consisted of salaries and subcontractors costs of $250,907, professional fees of $118,418 and other expenses such as travel, office expense, rent, etc. of approximately $68,125.

      During the periods ended in 1999, the costs identified as salaries and subcontractors were principally for outside contractors who were utilized for both programming and marketing. During the period ended September 30, 2000, this category of costs related primarily to our employees who are now performing these services.

      The significant amount of professional fees expended in each of the periods described above, consisted primarily of legal fees related to the preparation of a business plan, the preparation of various contracts and documents for the raising of funds.

NET LOSS:

      For the period from inception through December 31, 1999, our net loss was $281,162. For the nine months ended September 30, 2000 our net loss was $429,296. The reasons for these losses are described above and can be attributed to our being in the development stage and having no revenues.

LIQUIDITY AND CAPITAL RESOURCES:

      At our year-end of December 31, 1999 we had cash of $28,880, negative working capital of $6,344 and a deficit shareholders' equity of $6,344. At September 30, 2000 the cash balance was $35,549, working capital was $113,624 and shareholders' equity of $120,257.

      During the period ended September 30, 2000 we raised approximately $550,000 in equity financing which provided enough cash to maintain operations. We are presently attempting to raise additional equity funds through the sale of our securities. We must raise such additional funds to be able to continue our development stage activities until we commence generating revenues. There can be no assurances that we will be able to generate the required equity funds.

      We believe, based upon our currently proposed plans and assumptions relating to our operations, including, assumptions with respect to the progress of research and development and the costs associated with production, marketing and sale of the touchEmachine, that our current cash position is not sufficient to satisfy our contemplated cash requirements. We are currently engaged in a private offering to raise money for our immediate liquidity requirements.

      There can be no assurance that additional financing will be available to us, when needed, on commercially reasonable terms, or at all.

      Under SFAS No. 133, "Accounting for Derivatives Instruments and Hedging Activities" a company is required to record derivatives on the balance sheet as assets or liabilities, measured at fair market value. Gains or losses resulting from changes in the values of those derivatives are accounted for depending on the use of the derivative and whether we qualify for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. Our Management believes that the adoption of SFAS No. 133 will have no material effect on our financial statements.

      SOP 98-5, "Reporting on the Costs of Start-Up Activities," requires that the costs of start-up activities, including organization costs, be expensed as incurred. This statement is effective for fiscal years beginning after December 15, 1998. Our Management believes that the requirements of SOP 98-5 have had no material effect on our financial statements.

                             Description of business

      We were incorporated under the laws of Delaware in October 1999. We have not commenced operations. The following discussion and disclosure represents our intended business plan and our intent with respect to the future operations of our business.

Proposed business

      We are developing an e-commerce network which will deliver advertising and facilitate transactions through real time interactive "Media Stations" located in malls and other high-traffic locations. Each Media Station will provide access to online services, free of charge to the user. We believe that we can combine innovative technology with marketing expertise. We believe that we will be able to take advantage of the public's interest in the Internet and e-commerce and expand the market for e-commerce to include people not otherwise connected to the Internet by attracting consumers who are engaged in mall-based shopping habits. The Media Station will employ sophisticated multi-media and real-time video marketing techniques which are not yet viable techniques on the Internet.

The Media Station

      We expect our distinctive Media Station to become a familiar part of the shopping experience at many of the largest malls in the United States (and eventually abroad). Placement of the Media Station may also be sought in other high-traffic shopping locations, such as free-standing retail stores or airports. The most visible element in the Media Station is a large liquid plasma video panel which is capable of displaying crisp high-resolution images and animations. The panels are large enough that their colorful advertising messages may be seen from several hundred feet away. A combination of touch-screen input, simple menus, vivid colors, hi-fi sound, and pre-recorded digital video messages will make the Media Station easy to use for accessing information and completing online transactions quickly. Also, a video camera built into the Media Station will enable the consumer to communicate directly with sales consultants by "video phone."

      The Media Station combines components created by us with other components from leading hardware and software companies. The cost to assemble and install each Media Station unit is currently estimated at $60,000 for the first 120 units which are manufactured. As quantities increase and new technologies develop, the cost is expected to decline to as low as $40,000 each.

Components of the Media Station

      Operating Software. We are developing a code which will enable delivery of information to the Media Station's touch-screen, audio speakers and printers. The code will also manage the downloading and storing of advertisements and video segments to the Media Station's hard drive. Our software will serve as a portal for accessing the Internet, when sponsors wish to enhance their

Net sites to take advantage of the media potential of the Media Station. Our software will initiate video phone transmissions between the user of the Media Station and the sales consultants of the advertisers which utilize the Media Station by linking the Media Station's camera with the video feed generated by such sales consultants.

      Touch-screen Interface. We are developing graphic screens, animations and video links designed to make the user's experience simple, useful and engaging. These screens will feature large buttons, audio and video feedback which will guide navigation, easy access to help menus, and pre-recorded video instructions on how to use various features and services of the Media Station.

      Ad Server Software. We are adapting industry-leading software designed to serve Internet ads, according to the special requirements of the Media Station. This software will deliver advertisements to the Media Station in rotations, which may be programmed through a remote ad server, based upon the advertiser's budget, preferred locations, time slots, and other criteria. The software will automatically transmit ads from the remote ad server to the Media Station's hard drive for storage, or directly to the Media Station for immediate play. The software will log exposures for reports and billing to advertisers. The software also will have the ability to serve specific ads based upon user input or preferences.

      SmartCard Reader. We will have a SmartCard reader designed by a leading hardware manufacturer, to match the aesthetic appearance of the Media Station. The reader will securely link a microchip-embedded SmartCard with Media Station software, to process e-commerce transactions.

      SmartCard Software. Our management has experience in developing SmartCard technology for e-commerce purposes. Colin Hendrick, president, chairman of our board of directors and our chief executive officer is the chairman of the board of directors, the president and chief executive officer of SMARTiCOM, Inc., a company which has designed and is developing a SmartCard which has the ability to quickly and automatically speed-dial a Home Page via the Internet when inserted into a SmartCard reader The Media Station will contain code which will enable SmartCard chips to communicate through SmartCard reader hardware with the Media Station and sponsoring e-commerce merchants.

      Touch-screen. The display technology built into the Media Station will utilize one of the largest liquid plasma touch-sensitive screens yet deployed in e-commerce. The display dimensions are designed to be large enough to create a "big screen" movie-like involvement when experienced at close range, and also so that ad messages are clearly legible from a distance. Since every square inch of the screen will be touch-sensitive, large menu buttons and creative graphic designs can be designed. (For example: "Push the location on the map where you would like to travel.")

      Hard Drive. A high-capacity hard drive will be housed within a protective case inside the Media Station. The hard drive will store digital files and applications which will be demanded repeatedly by the Media Station users, and these files can be managed remotely. The hard drive will be durable enough that it can be expected to work error-free for many years. If failures occur, diagnosis software will alert service contractors immediately.

      Page Printer. The page printer built into Media Station will be a high-capacity color laser printer capable of high-speed printing. The printer will be capable of printing color reports, illustrations, photographs or sales literature within seconds of the request.

Features of the Media Station

   The Media Station will employ state-of-the-art components to enhance the consumer's experience and facilitate sales of products and services through the Media Station. These include:

o Full-panel touch-screen capability, enabling easy consumer interaction without the need for mouse, keyboard or typing skill.

o A high-capacity broadband connection to the company's Intranet and, when appropriate, the public Internet.

o A high-capacity, high-speed business quality page printer for generating "take-home" advertising literature, illustrations and full-color photographs.

o A high-end hard drive capable of storing pre-recorded audio/video segments which feature sponsors and advertisers.

o Software developed by us, capable of managing the user experience and the downloading, maintenance and delivery of audio/video segments stored on the hard drive.

o A SmartCard reader capable of interfacing with microchip-enabled cards developed by us, and used as promotional and payment devices by mall merchants and Media Station advertisers and sponsors.

o A receipt and coupon printer for facilitating transactions through Media Stations.

o A facsimile/scanner capable of reading and transmitting personal checks electronically and which will be accepted by banks.

Plan of Distribution

      We are seeking strategic leasing relationships with leading management companies of many large regional malls and we expect to launch the Media Station in five malls containing four Media Stations each.

Revenue Base

      Revenues will be generated from advertising delivered to mall consumers engaged in shopping activities, and also from exposure and transaction fees paid by companies with products and services featured on the Media Station. Transaction fees are expected to be initially generated from the following service providers:

o     Credit card issuers

o     Loan and mortgage providers

o     Insurance sellers

o     Banks and brokerage firms seeking new customers

o     Travel-related services

o     Event ticket sellers

o     Online book, music and video merchants

o Government permits, licenses, renewals and transactions such as renewing driver's licenses or applying for permits.

Product strategy

      We intend to create unique packaging for the Media Stations in order to create quick market awareness and product recognition. This will be part of multi-faceted marketing campaign designed to introduce the Media Stations to the retail market. We believe the easy to use design of the Media Stations will be a critical factor in creating quick market acceptance. An example of the Media Station's user friendly design is the presence of multimedia technology, which will include video conferencing, printers and document scanners. We will provide easy to use and visually pleasing screens on the Media Station for use by consumers who have little or no computer skills. Such multimedia technology will enable the consumer to search for and purchase products and services while using the Media Station, which will eliminate the need for the consumer to make more than one trip to different stores to search for, and purchase, products and services. We believe the Media Station will have a competitive advantage based upon its multimedia technology and its ease of use.

We have entered into discussions with EDR Corporation ("EDR") and Diebold, Incorporated ("Diebold") for the manufacture of our product. In connection with such discussions, we have entered into a Mutual Confidentiality and Non-Circumvention Agreement with EDR and Diebold.

                                 Dividend policy

      To date, we have not paid dividends on our common stock and at the present time, we intend to retain earnings, if any, for our development and expansion. There can be no assurance that we will have enough earnings to pay any dividends on our common stock. Even if we have sufficient earnings, we are not obligated to declare dividends on our common stock. Our board has sole and absolute discretion whether to declare any cash or stock dividends. This decision will be based upon the following:

      o     earnings;

      o     capital requirements;

      o     our financial position;

      o     general economic conditions; and

      o     other factors the board may consider.

      It is also possible that the terms of any future debt financing may restrict the payment of dividends.

                                    Employees

We currently employ eight employees. We do not maintain "key man" life insurance on the life of any of our employees.

                                     Offices

      Our executive offices are located at 44 Wall Street, 12th Floor, New York, New York 10005. On June 21, 2000 we entered into a lease for our offices which will expire on October 31, 2001. Pursuant to said lease, we are required to make monthly rental payments of $1,125.00.

                                    Management

Officers and Directors

      The following table sets forth the names and ages of the members of our board, our executive officers and the positions they each hold.

Name                    Age                  Position
----                    ---                  --------

Colin Hendrick          45                   president, chairman of our board of
                                             directors and chief executive
                                             officer

Peter Sleep             56                   executive vice president and one of
                                             our directors

John Dangar             60                   vice president of sales and one of
                                             our directors

      Colin Hendrick, our founder, has been president, chairman of our board of directors, and our chief executive officer since our inception on October 22, 1999. From January 1999 to the present, Mr. Hendrick has been the chairman of the board of directors and chief executive officer of SMARTiCOM, Inc., a company which has developed a SmartCard based electronic commerce portal on the Internet. From 1994 to 1998, Mr. Hendrick was the chief executive officer of Fastway Electronic Commerce Limited ("Fastway") an Australian company which developed systems for automated transaction of financial services. Fastway has since filed for protection under the Australian insolvency laws. From 1987 to 1994, Mr. Hendrick was the managing director of Asset Developments, a developer and marketer of land subdivision projects supported by television direct response sales.

      Peter Sleep has been our executive vice president and one of our directors since September, 2000. From November 2000 to the present, Mr. Sleep has served as a director and secretary of SMARTiCOM From 1998 to 1999, Mr. Sleep was the General Manager of Fastway Electronic Commerce Limited an Australian company which developed systems for automated transaction of financial services. Fastway has since filed for protection under the Australian insolvency laws. From 1997 to 1998, he was National Sales and Marketing Manager for Bisan Ltd., a public company, where he negotiated joint venture agreements. From 1994 to 1997 he was the Owner and Managing Director of ADCO Anti-Slip P.C., a company specializing in anti-slip treatments for industrial and commercial flooring. From 1990 to 1994, Mr. Sleep was a freelance consultant to various companies seeking mainland China joint ventures.

      John Dangar has been our vice president of sales and one of our directors since April 2000. From 1990 to the present, Mr. Dangar has been the National Casual Leasing Manager for Westfield

Shopping Center Management Company Pty, Ltd., Australia's largest shopping center developer and the fifth largest shopping center developer in the United States. Mr. Dangar developed and controlled the income stream, which grew from $330,000 to $17,300,000, derived from the casual leasing of space in the common mall areas of 31 shopping centers.

Executive compensation

      Colin Hendrick, our founder, president, chairman of our board of directors and our chief executive officer does not receive compensation.

      Peter Sleep, our executive vice president and one of our directors, will receive an annual salary of $100,000, in Australian Dollars, in semi-monthly payments of $4,166.66, which converted to its equivalent United States dollar value on January 26, 2001 according to the Wall Street Journal is $54,610 annually, with semi-monthly payments of $2,275.41. In addition Mr. Sleep will receive a monthly auto expense allowance in the amount of $1,400 in Australian Dollars, which converted to its equivalent United States dollar value on January 26, 2001 is $764.54 per month. Mr. Sleep also will receive 260,000 shares of our common stock and warrants to purchase 240,000 shares of our common stock at $1.00 per share which are exercisable until April 6, 2002.

      John Dangar, our vice president of sales, and one of our directors, is entitled to receive an annual salary of $85,000 in Australian Dollars, in semi-monthly payments of $3,541.66, which converted to its equivalent United States dollar value on October 16, 2000, according to the Wall Street Journal is $46,419 annually, with semi-monthly payments of $1839.18. In addition, Mr. Dangar received warrants to purchase 50,000 shares of our common stock at an exercise price of $2.00 per share exercisable until April 6, 2002. Mr. Dangar is entitled to receive warrants to purchase 50,000 shares of our common stock at an exercise price of $2.00 per share for a period of two years after the date of issuance, after he has been employed by us for six (6) months.

Stock option plan

      We intend to implement a stock option plan in the future. The purpose of the plan will be to provide our directors, officers, key employees and consultants with additional incentives by increasing their ownership interests. The stock option plan, which we anticipate will incorporate both qualified and non-qualified options, will contain terms which shall be approved by the board and submitted to the shareholders for approval.

                     Certain relationships and transactions

      We currently have a consulting and management agreement, for consulting and management services to be provided by Mr. Hendrick, with Applied Computing Science, LLC, a Delaware limited liability company, which is wholly owned by Colin Hendrick, president, chairman of our board of directors and our chief executive officer, which owns one hundred (100%) percent of our issued and outstanding Class "A" common stock, which upon conversion to common stock would be approximately ninety-eight (98%) percent of our outstanding common stock.

      We paid Peter Sleep, our executive vice president, and one of our directors, a consulting fee of $21,765 for professional services provided to us in addition to the services he provides as our executive vice president and one of our directors.

      Between July 2000 and the present, we have loaned SMARTiCOM, which is controlled by Mr. Hendrick, a total of approximately $198,000, which is convertible to SMARTiCOM shares at $1 per share. The loan is payable together with interest at 6% per annum on September 1, 2001. At this time, SMARTiCOM has not commenced operations and has no funds. There can be no assurance that such loan will ever be repaid.

                             Principal stockholders

      The following table sets forth the number of common stock owned and the percentage of our outstanding shares of common stock as of December 31, 2000 for the following:

      o all persons who own more than five percent of our outstanding common stock;
      o     each officer and director;
      o     officers and directors as a group.

               ----------------------------------------------------------
                                              AMOUNT OF
                                             BENEFICIAL   PERCENTAGE OF
                           NAME               OWNERSHIP     OWNERSHIP
               ----------------------------------------------------------
               Colin Hendrick (1)
               c/o fastEcom, Inc.
               44 Wall Street, Level 12
               New York, New York 10005     49,469,140        97.98%
               ----------------------------------------------------------
               Peter Sleep (2)
               c/o fastEcom, Inc.
               44 Wall Street, Level 12
               New York, New York 10005        240,000         0.48%
               ----------------------------------------------------------
               John Dangar (3)
               6 Ethan Ave. Unit 1
               Darling Point, Sydney
               N.S.W. Australia 2027
               612-9327-5632                    65,866         0.13%
               ----------------------------------------------------------
               Applied Computer Science,
               LLC (4)
               c/o fastEcom, Inc.
               44 Wall Street, Level 12
               New York, New York 10005     49,469,140        97.98%
               ----------------------------------------------------------

               Officers and Directors as a
               Group                        49,775,006        98.59%
               ----------------------------------------------------------

            (1) Includes 49,469,140 shares of Class A Common Stock held by Applied Computer Science, L.L.C., a company of which Mr. Colin Hendrick, president, chairman of our board of directors and our chief executive officer is the sole owner. Assumes conversion of such shares into shares of our common stock.

            (2) Includes warrants to purchase 240,000 shares of our common stock at an exercise price of $1.00 per share exercisable until April 6, 2002, issued in connection with Mr. Sleep's employment as our executive vice president and one of our Directors. Does not include 260,000 shares of our common stock which Mr. Sleep in entitled to pursuant to his employment as our executive vice president and one of our Directors.

            (3) Includes warrants to purchase 65,866 shares of our common stock at an exercise price of $2.00 per share exercisable until April 6, 2002, issued in connection with Mr. Dangar's employment as our vice president of sales and one of our Directors. Includes warrants to purchase 3,687 shares of our common stock at an exercise price of $2.00 per share exercisable until April 6, 2002, held by Mr. Dangar's wife, Robyn Dangar. Does not include warrants to purchase 50,000 shares of our common stock which Mr. Dangar is entitled to after he has been employed by us for six (6) months.

            (4) Includes 49,469,140 shares of our Class A common stock held by Applied Computer Science, L.L.C. which is wholly owned by Mr. Colin Hendrick, president, chairman of our board of directors and our chief executive officer. Assumes conversion of such shares into shares of our common stock.

      We believe that each of the persons and entities listed above have the sole voting power with respect to the shares of common stock beneficially owned by each of them.

                              Plan of Distribution

      Prior to this offering, no public market for our securities existed and there can be no assurance that a market will exist in the future. In addition, if a trading market does develop, there can be no assurance that our common stock can be resold either at or near its original offering prices. We intend to arrange to list our common stock on the Bulletin Board which is maintained by the NASD. However, there can be no assurance that we will qualify for such listing.

A total of up to 3,574,629 shares may be sold utilizing this prospectus by the selling stockholders. This includes 1,019,097 shares of our common stock, 1,555,532 shares of our common stock issuable upon the exercise of warrants held by the selling stockholders, and 1,000,000 shares of common stock, issuable upon conversion of 1,000,000 shares of our Class "A" common stock, all of which may be sold by the selling stockholders utilizing this prospectus. We are registering the shares on behalf of the selling stockholders. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. The selling stockholders may offer their shares of our common stock at various times in one or more of the following types of transactions:

      - in the over-the counter market;

      - in private transactions other than in the over-the-counter market;

      - in connection with short sales of our shares;

      - by pledge to secure debts and other obligations; or

      - in a combination of any of the above transactions.

      The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling stockholders may use broker-dealers to sell their shares. Sales through brokers or dealers may involve one or more of the following:

      - block trades in which the broker or dealer so engaged will attempt to sell the selling stockholder's shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      - purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus; or

      -ordinary brokerage transactions and transactions in which the broker solicits purchasers.

      If a broker or dealer is engaged by a selling stockholder, such broker or dealer may either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they acted as agents. Affiliates of one or more of the selling stockholders may act as principals or agents in connection with the offer or sale of shares by selling stockholders.

      Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended, provided that they meet the criteria and conform to the requirements of that Rule.

      Selling stockholders have been advised that during the time each is engaged in distribution of the securities covered by this Prospectus, to the extent applicable, each must comply with Regulation M under the Securities Exchange Act of 1934, as amended, and pursuant to such Regulation:

      - shall not engage in any stabilization activity in connection with our securities;

      - shall furnish each broker through which securities covered by this Prospectus may be offered the number of copies of this Prospectus which are required by each broker; and

      - shall not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934, as amended.

                              Selling Stockholders

      The following list includes common stock issuable upon the exercise of warrants held by the Selling Stockholders and assumes that all shares which will be registered based upon the filing of this prospectus are sold by the selling shareholders.

--------------------------------------------------------------------------------
             Selling                 Shares      Shares     Shares    Percentage
           Stockholder               Owned     Registered   Owned        of
                                    Prior to                After      Shares
                                    Offering               Offering     after
                                                                     Offering(2)
--------------------------------------------------------------------------------

Applied Computer Science, LLC(1)  49,469,140   1,000,000  48,469,140      98%
--------------------------------------------------------------------------------
Peter Sleep, executive vice
president
and one of our directors             240,000     240,000           0       0%
--------------------------------------------------------------------------------
John Dangar, vice president of
sales
and one of our directors              62,179      62,179           0       0%
--------------------------------------------------------------------------------
Aberg, Ann Sophie                      5,334       5,334           0       0%
--------------------------------------------------------------------------------
Applied Multimedia                    65,000      65,000           0       0%
--------------------------------------------------------------------------------
Auaform PTY LTD                        8,000       8,000           0       0%
--------------------------------------------------------------------------------
Baker, K. J.                          12,400      12,400           0       0%
--------------------------------------------------------------------------------
Bassi-Wade, Lucy                       6,400       6,400           0       0%
--------------------------------------------------------------------------------
Bassett, Noelle                       12,000      12,000           0       0%
--------------------------------------------------------------------------------
Bain, Kenneth                         34,000      34,000           0       0%
--------------------------------------------------------------------------------
Belot, Mathew C. and Leonard,
Christopher J.                        10,000      10,000           0       0%
--------------------------------------------------------------------------------
Beatty, Dennis                         4,000       4,000           0       0%
--------------------------------------------------------------------------------
Bendeich, Robin                        2,666       2,666           0       0%
--------------------------------------------------------------------------------
Bird, Geoffrey                         5,000       5,000           0       0%
--------------------------------------------------------------------------------
Black Shamrock Investments PTY
LTD.                                   8,000       8,000           0       0%
--------------------------------------------------------------------------------
Booth, Sandra                         10,000      10,000           0       0%
--------------------------------------------------------------------------------
Borel, Noel Susan                      2,668       2,668           0       0%
--------------------------------------------------------------------------------
Brodie, Greg                           2,666       2,666           0       0%
--------------------------------------------------------------------------------
Brown, Rosemary                       10,000      10,000           0       0%
--------------------------------------------------------------------------------
Cartledge, Russel and Lynette          4,000       4,000           0       0%
--------------------------------------------------------------------------------
Cavallo Super Annuation Fund           6,000       6,000           0       0%
--------------------------------------------------------------------------------
Chell, David                           6,400       6,400           0       0%
--------------------------------------------------------------------------------
Coleman, Joseph                        8,000       8,000           0       0%
--------------------------------------------------------------------------------
Connors, Deidre                       20,000      20,000           0       0%
--------------------------------------------------------------------------------
Connors, Matthew                      40,000      40,000           0       0%
--------------------------------------------------------------------------------
Cunningham, Judith                     2,666       2,666           0       0%
--------------------------------------------------------------------------------
Dangar, Robyn                          7,374       7,374           0       0%
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
De Villeneuve, Christine               5,000       5,000           0       0%
--------------------------------------------------------------------------------
Dolle, Christine                       2,800       2,800           0       0%
--------------------------------------------------------------------------------
Drury, Suzanne                        12,618      12,618           0       0%
--------------------------------------------------------------------------------
Fakhri-Melca, John                    26,000      26,000           0       0%
--------------------------------------------------------------------------------
Farrugia, Beverley Jean                4,000       4,000           0       0%
--------------------------------------------------------------------------------
Favaloro, Vincent                     10,000      10,000           0       0%
--------------------------------------------------------------------------------
Flack, Leanne                          2,668       2,668           0       0%
--------------------------------------------------------------------------------
Frykkenberg, Kimberly                  8,000       8,000           0       0%
--------------------------------------------------------------------------------
G.D. & Company Nominees PTY. LTD.     78,000      78,000           0       0%
--------------------------------------------------------------------------------
Gawne, Graham and Robinson, Julie      3,200       3,200           0       0%
--------------------------------------------------------------------------------
Gibbons, John                          8,000       8,000           0       0%
--------------------------------------------------------------------------------
Gordon, Robert                        36,692      36,692           0       0%
--------------------------------------------------------------------------------
Gray, Simon                            4,266       4,266           0       0%
--------------------------------------------------------------------------------
Greg Baker & Associates               16,068      16,068           0       0%
--------------------------------------------------------------------------------
Gridley, Kirsten                       3,334       3,334           0       0%
--------------------------------------------------------------------------------
Hall, Timothy                          3,000       3,000           0       0%
--------------------------------------------------------------------------------
Henley, Margaret                       2,666       2,666           0       0%
--------------------------------------------------------------------------------
Isaacs, Jennifer                       5,336       5,336           0       0%
--------------------------------------------------------------------------------
Ivanovic, Dragan                       6,324       6,324           0       0%
--------------------------------------------------------------------------------
Ivanovic, Milica                       2,518       2,518           0       0%
--------------------------------------------------------------------------------
Jarberg Investment PTY. LTD.          20,000      20,000           0       0%
--------------------------------------------------------------------------------
Just AMO PTY. LTD.                    40,200      40,200           0       0%
--------------------------------------------------------------------------------
Just Solar PTY. LTD.                   8,000       8,000           0       0%
--------------------------------------------------------------------------------
Keens, Heather                         5,000       5,000           0       0%
--------------------------------------------------------------------------------
Kelly Superannuation Fund              8,000       8,000           0       0%
--------------------------------------------------------------------------------
King, Colleen                         30,000      30,000           0       0%
--------------------------------------------------------------------------------
Kolb, Kerstin                          6,666       6,666           0       0%
--------------------------------------------------------------------------------
Kossew, Stephen & Godin,
Marie-France                           4,800       4,800           0       0%
--------------------------------------------------------------------------------
Lamplough Pen Fund                     8,000       8,000           0       0%
--------------------------------------------------------------------------------
Lamplough, Philip & Suzanne           15,000      15,000           0       0%
--------------------------------------------------------------------------------
Lange, Gregory                        12,800      12,800           0       0%
--------------------------------------------------------------------------------
Lawson, Henry & Joan                  19,500      19,500           0       0%
--------------------------------------------------------------------------------
Lemuel Investments LTD.              286,000     286,000           0       0%
--------------------------------------------------------------------------------
Lenz, Janette                          2,668       2,668           0       0%
--------------------------------------------------------------------------------
Leonard, Suzanne                       2,800       2,800           0       0%
--------------------------------------------------------------------------------
Lydiard, Virginia                      2,666       2,666           0       0%
--------------------------------------------------------------------------------
MacRae, Monica                         2,666       2,666           0       0%
--------------------------------------------------------------------------------
Maher, Kerrie and Geoffrey             8,000       8,000           0       0%
--------------------------------------------------------------------------------
Marr, Pauline Frances                  4,000       4,000           0       0%
--------------------------------------------------------------------------------
Marsh, Timothy                         4,000       4,000           0       0%
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Martin, Keith                          8,060       8,060           0       0%
--------------------------------------------------------------------------------
McGuire, Ross Anthony                  6,440       6,440           0       0%
--------------------------------------------------------------------------------
McKee, Fletcher                        8,000       8,000           0       0%
--------------------------------------------------------------------------------
McLean, Graeme                         6,000       6,000           0       0%
--------------------------------------------------------------------------------
McLeland, Linda                        2,666       2,666           0       0%
--------------------------------------------------------------------------------
McLeland, P.H.                         8,000       8,000           0       0%
--------------------------------------------------------------------------------
McNamara, Patricia                     5,334       5,334           0       0%
--------------------------------------------------------------------------------
Mintz & Fraade, P.C.                 251,255     251,255           0       0%
--------------------------------------------------------------------------------
Mojo Production PTY. LTD.             40,200      40,200           0       0%
--------------------------------------------------------------------------------
Musgrave, Leilani, Ravenswood,
Graham and Scott, Susan                3,068       3,068           0       0%
--------------------------------------------------------------------------------
Nicholls, Leigh                       10,000      10,000           0       0%
--------------------------------------------------------------------------------
Nicholson, Ian                         4,000       4,000           0       0%
--------------------------------------------------------------------------------
Nydegger, Christine                    8,000       8,000           0       0%
--------------------------------------------------------------------------------
O'Neill, Robert                       39,000      39,000           0       0%
--------------------------------------------------------------------------------
Palmer, Caryl                          4,000       4,000           0       0%
--------------------------------------------------------------------------------
Patenall, Doreen and Smith, Kay        4,200       4,200           0       0%
--------------------------------------------------------------------------------
Pearson, Judith                        8,000       8,000           0       0%
--------------------------------------------------------------------------------
Phillips, Ian                         10,000      10,000           0       0%
--------------------------------------------------------------------------------
Poulos, Con                           12,234      12,234           0       0%
--------------------------------------------------------------------------------
Pose N' Save Prints                   90,000      90,000           0       0%
--------------------------------------------------------------------------------
Prats, Cheryle                         6,308       6,308           0       0%
--------------------------------------------------------------------------------
Prerau, Greg                           2,668       2,668           0       0%
--------------------------------------------------------------------------------
Price, Lesley                          8,000       8,000           0       0%
--------------------------------------------------------------------------------
Res Bella PTY LTD Super Fund          14,000      14,000           0       0%
--------------------------------------------------------------------------------
Ritchie, Henry                         1,334       1,334           0       0%
--------------------------------------------------------------------------------
Robertson, Barbara                     2,666       2,666           0       0%
--------------------------------------------------------------------------------
Rollinson, Jean                        2,666       2,666           0       0%
--------------------------------------------------------------------------------
Ryan, Ambrose                         45,500      45,500           0       0%
--------------------------------------------------------------------------------
Saint-German Fashions                320,000     320,000           0       0%
--------------------------------------------------------------------------------
Salm, John                            54,000      54,000           0       0%
--------------------------------------------------------------------------------
Sargent, Ian                          12,800      12,800           0       0%
--------------------------------------------------------------------------------
Sargent, Murray                       12,800      12,800           0       0%
--------------------------------------------------------------------------------
Schofield, Andrew                      9,750       9,750           0       0%
--------------------------------------------------------------------------------
Singer, Barry                         13,000      13,000           0       0%
--------------------------------------------------------------------------------
Silvasi Enterprises                   12,614      12,614           0       0%
--------------------------------------------------------------------------------
Smith, Brian                           2,800       2,800           0       0%
--------------------------------------------------------------------------------
Southern, Paul                         8,000       8,000           0       0%
--------------------------------------------------------------------------------
Spice, Francis                         4,000       4,000           0       0%
--------------------------------------------------------------------------------
Straiton, Adrian                       3,200       3,200           0       0%
--------------------------------------------------------------------------------
Straiton, Kay                         20,000      20,000           0       0%
--------------------------------------------------------------------------------
Sutherland, Margaret                   2,668       2,668           0       0%
--------------------------------------------------------------------------------
Taylord Solutions PTY LTD             16,000      16,000           0       0%
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Tinkle Tinkle Superannuation Fund      9,200       9,200           0       0%
--------------------------------------------------------------------------------
Treadwell, Anne                        6,440       6,440           0       0%
--------------------------------------------------------------------------------
Trymaster PTY LTD                     16,000      16,000           0       0%
--------------------------------------------------------------------------------
Tsoromokos, George                     5,710       5,710           0       0%
--------------------------------------------------------------------------------
Tzortzis, Dimitrios Aris              16,262      16,262           0       0%
--------------------------------------------------------------------------------
Van Brugge Holdings                   40,000      40,000           0       0%
--------------------------------------------------------------------------------
Wheelen, Laurence                      2,668       2,668           0       0%
--------------------------------------------------------------------------------
Wilson, Brett                         13,000      13,000           0       0%
--------------------------------------------------------------------------------
Wilson, Cassandra                      4,000       4,000           0       0%
--------------------------------------------------------------------------------
Wilson, Harriet Marr                   3,000       3,000           0       0%
--------------------------------------------------------------------------------
Wilson, Kathryn                        3,000       3,000           0       0%
--------------------------------------------------------------------------------
Woods, William                         4,000       4,000           0       0%
--------------------------------------------------------------------------------

(1) Class A common stock which is owned by Applied Computer Science, L.L.C., a company wholly owned by Mr. Colin Hendrick, president, chairman of our board of directors and our chief executive officer. The 1,000,000 shares being registered are the shares issuable upon conversion of the Class A common stock to common stock on a basis of one share to one share.

(2) Shareholders with less than 1% are listed as "0%".

                          Description of the Securities

General

      The following description summarizes our authorized and currently outstanding securities. We are authorized to issue 50,000,000 shares of Common Stock, par value $.001 per share, 50,000,000 shares of Class "A" Common Stock, par value $.001 per share and a maximum of 20,000,000 shares of preferred stock, $.01 per share. There are 488,237 shares of Common Stock issued and outstanding as of the date of this prospectus. There are 49,469,140 shares of our Class "A" Common Stock issued and outstanding as of the date of this prospectus. No shares of preferred stock have been issued.

Common stock

      Each holder of shares of our issued and outstanding common stock, shall be entitled to one (1) vote per share held and has the right and power to vote upon all matters upon which a vote of stockholders is taken. Neither our certificate of incorporation nor our by laws permit our stockholders to vote their shares cumulatively. Upon liquidation, dissolution, or winding up of our business, the holders of our common stock shall be entitled to receive our net assets in proportion to the respective number of shares held by them, after payment to our preferred stockholders. The holders of our common stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock. All of our outstanding shares of common stock are fully paid and non-assessable and are not subject to further call or redemption.

Class A Common Stock

      Except as set forth below, the Class A common stock and the common stock are identical in all respects.

      Each holder of shares of our issued and outstanding Class A common stock shall be entitled to three (3) votes per share held and has the right and power to vote upon all matters upon which a vote of stockholders is taken. Upon the sale or transfer of such Class A common stock, the holder shall be entitled to one (1) vote per share held.

      Each holder of shares of our issued and outstanding Class A common stock, may, at any time, convert all of his or her shares of Class A common stock into an equal number of shares of our common stock.

      Following the initial issuance of shares of Class A common stock, we shall not authorize or issue any additional shares of Class A common stock (except in connection with stock splits, divisions of stock and stock dividends) unless and until such issuance is authorized by the holders of a majority of the voting power of the shares of Class A common stock and common stock entitled to vote, each voting separately as a class.

      The holders of our Class A common stock and the holders of our common stock shall vote together as a single class.

      To date, we have never paid dividends on any of our common stock or on any of our Class A common stock and we intend to reinvest earnings, if any, for the development and expansion of our business. We do not guarantee that we will have enough earnings to pay any dividends on our common stock. Even if we have sufficient earnings, we are not required to declare dividends on our common stock. Whether we should declare cash or stock dividends will be in the sole and absolute discretion of our board and will depend on our earnings, capital requirements, financial position, general economic conditions and other relevant factors. It is also possible that the terms of any future debt financing may restrict declaration of dividends.

Preferred stock

      We are authorized by our certificate of incorporation to issue preferred stock, in one or more series which may contain rights, privileges and limitations, including:

            o     conversion privileges
            o     dividends
            o     redemption rights
            o     liquidation privileges.

      Except as specifically provided by the Delaware General Corporation Law relating to the voting by all classes of stock, holders of preferred stock will have no voting rights unless specifically granted by our board. We have not issued any of our preferred stock, as of the date of this prospectus and currently have no plans to do so.

      If any shares of preferred stock are issued, a certificate of designation, setting forth the series of such preferred stock and the rights, privileges and limitations of the holders of the preferred stock will be filed with the Secretary of State of the State of Delaware. This may have the effect of delaying, deferring or preventing a change in control of our management without further action by other stockholders and may adversely affect the rights of the holders of our common stock.

Warrants

      As of the date of this registration statement, warrants to purchase 1,555,532 shares of our common stock are outstanding. The following is a list setting forth the exercise prices and the number of shares subject to the warrants outstanding as of the date of this registration statement:

            Exercise Price                Number of Shares
            --------------                ----------------
                  $0.001                        251,255
                  $1                            240,000
                  $2                            694,517
                  $3                            369,580
                                                -------
            Total                             1,555,532

Prior Offering

      Pursuant to a private offering commenced in November 1999, we raised $548,897.90. Each investor who purchased one Unit received one share of our common stock and one warrant to purchase one share of our common stock. The Subscription Price was $1.00 per Unit for Subscriptions received on or prior to November 30, 1999; $1.50 per Unit for Subscriptions received after November 30, 1999 and on or prior to December 30, 1999 and $2.00 per Unit for all Subscriptions received after December 30, 1999. The exercise price of the warrants was $2.00 per warrant for all Subscriptions received on or prior to November 30, 1999; and $3.00 per warrant for all Subscriptions received after November 30, 1999 and on or prior to December 30, 1999. The Units sold in the November, 1999 offering are restricted and are not freely transferable until the registration of the shares with the SEC.

Shares eligible for future sale

      We currently have 1,019,097 shares of Common Stock issued and outstanding. In addition, there are 49,469,140 shares of Class "A" Common Stock issued and outstanding. Of the 3,574,629 shares registered as part of this offering, 2,019,097, including shares issuable upon conversion of shares of our Class A common stock and excluding shares underlying options and warrants, will be registered through this registration statement and will be freely transferable without restriction or further registration under the Securities Act.

      All of the remaining 48,469,140 shares of our outstanding common stock outstanding are "restricted securities," as that term is defined in Rule 144 promulgated under the Securities Act, and may only be sold based on an effective registration statement under the Securities Act, or in compliance with the exemption provisions of Rule 144 or based on another exemption under the Securities Act.

      In general, under Rule 144 as currently in effect, any person, or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of the issuer's common stock or the average weekly trading volume during the four calendar weeks preceding such sale, provided that public information about the issuer as required by Rule 144 is then available and the seller complies with other requirements. Affiliates may sell unrestricted securities in compliance with Rule 144, other than the holding period requirement. A person who is not an affiliate, has not been affiliate within two months prior to sale, and has beneficially owned the restricted securities for at least two years, is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

      Prior to this offering, there has been no public trading market for the common stock and we cannot predict the effect, if any, that public sales of shares of common stock or the availability of shares for sale will have on the market prices of the common stock and warrants. Nevertheless, the possibility that a substantial amount of common stock or warrants may be sold in the public market may adversely effect prevailing market prices and could impair our ability to raise capital through the sale of its equity securities.

Determination of offering price

      Prior to this offering of our common stock, there has been no public market for any of our securities and there can be no assurance that a market will develop. The price of our common stock, when sold by our stockholders will be determined by broker-dealers and market makers in negotiated transactions, or trades over the open market where we intend to list our common stock. Among factors which may be considered by broker-dealers, market makers and investors to determine the price for our securities in the public market are:

      o estimates of our business potential;

      o prevailing market conditions in the U.S. economy and the market in which we intend to compete;

      o an evaluation of other companies comparable to us and their ability to effectively compete with our product.

      The exercise price of the warrants held by the selling stockholders was determined through negotiations between us and such stockholders.

                                  Legal matters

      The legality of our common stock has been passed upon on our behalf by Mintz & Fraade, P.C., New York, New York. Mintz & Fraade, P.C. owns options to purchase 251,255 shares of our issued and outstanding common stock at an exercise price of $0.001 per share.

                                     Experts

      The audited financial statements included in this prospectus and in the registration statement have been audited by Lazar Levine & Felix LLP, independent chartered accountants, to the extent and for the periods set forth in their report appearing elsewhere in this prospectus and in the registration statement, and are included in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

                                Legal proceedings

      We do not know of any litigation pending, threatened or contemplated, or any unsatisfied judgments, against us, or of any proceeding to which we are a party other than the following:

      A law firm which was engaged with respect to a litigation matter by SMARTiCOM, which is controlled by Mr. Colin Hendrick, has threatened a lawsuit against us. We have not used the services of such firm.

                              Available information

      We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act, together with all amendments and exhibits, for the securities registered by this registration statement. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in, or annexed as exhibits to, the registration statement, parts of which are omitted in accordance with the rules and regulations of the commission. For further information about us, please refer to the registration statement, including its exhibits and schedules, which may be inspected without charge at the principal office of the commission, 450 Fifth Street, NW, Washington, D.C. 20549, or at other regional offices of the commission. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. To obtain information on the operation of the Public Reference Room, the Securities and Exchange

Commission can be contacted at 1-800-SEC-0330. Such material may also be accessed electronically at the SEC's home page on the Internet at http://www.sec.gov.

--------------------------------------------------------------------------------

                                 fastEcom, Inc.

                                3,574,629 shares

                                 --------------
                                   PROSPECTUS
                                 --------------

      We have not authorized anyone to give any information or to make any representations other than those contained in this prospectus. No other information should be relied upon. The information contained in this prospectus is current only to the date of this prospectus. This prospectus does not offer to sell any securities in any jurisdiction where to do so would be unlawful.

                                   ----------

Until March 11, 2001, 25 days after the date of this prospectus, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligations of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                February 14, 2001
                          INDEX TO FINANCIAL STATEMENTS

                                                                         Page(s)
                                                                         -------

Independent Auditor's Report ................................................F-1

Audited Financial Statements

Balance Sheet as of December 31, 1999........................................F-2

Statement of Operations for the Period from
October 22, 1999 (Date of Inception) to December 31, 1999....................F-3

Statement of Stockholders' Equity (Deficiency) for the
Period from October 22, 1999 (Date of Inception) to
December 31, 1999............................................................F-4

Statement of Cash Flows for the Period from October 22,
1999 (Date of Inception) to December 31, 1999................................F-5

Notes to Financial Statements.............................................F- 6-9

Unaudited Financial Statements

Balance Sheet as of September 30, 2000....................................F - 10

Statement of Operations and Stockholders' Deficiency
January 1, 2000 to September 30, 2000.....................................F - 11

                Part II. Information not required in prospectus.

Item 24. Indemnification of Directors and Officers.

      Article SEVENTH of the Registrant's Certificate of Incorporation, contains the following provision with respect to the indemnification of directors of the
Company:

            "SEVENTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of
Section 102(b)(7) of the General Corporation Law of the State of Delaware, as the same may be amended or supplemented."

      Sections 1, 2, 3 and 4 of Article 8 of the Registrant's By-laws contain the following provisions with respect to the indemnification of directors, officers and authorized representatives:

            "Section 1. Indemnification of Directors and Officers in Third Party Proceedings. The Corporation shall indemnify any director or officer of the Corporation who was or is an "authorized representative" of the Corporation (which shall mean for the purposes of this Article a director or officer of the Corporation, or a person serving at the request of the Corporation as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise) and who was or is a "party" (which shall include for purposes of this Article the giving of testimony or similar involvement) or is threatened to be made a party to any "third party proceeding" (which shall mean for purposes of this Article any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Corporation) by reason of the fact that such person was or is an authorized representative of the Corporation, against expenses (which shall include for purposes of this Article attorney's fees and disbursements), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to a criminal third party proceeding (which shall include for purposes of this Article any investigation which could or does lead to a criminal third party proceeding) had not reasonable cause to believe such conduct was unlawful. The termination of any third party proceeding by judgment, order, settlement, indictment, conviction or upon a plea of no contest or its equivalent, shall not, of itself, create a presumption that the authorized representative did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal third party proceeding, had reasonable cause to believe that such conduct was unlawful.

            Section 2. Indemnification of Directors and Officers in Corporate Proceedings. The Corporation shall indemnify any director or officer of the Corporation who was or is an authorized representative of the Corporation and who was or is a party or is threatened to be made a party to any "corporate proceeding" (which shall mean for purposes of this Article any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor or any investigative proceeding by or on behalf of the Corporation) by reason of the fact that such person was or is an authorized representative of the Corporation, against expenses (including attorneys' fees and disbursements) actually and reasonably incurred by such person in connection with the defense or settlement of such corporate proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the Corporation unless and only to the extent that the court in which such corporate proceeding was pending shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

            Section 3. Indemnification of Authorized Representatives. To the extent that an authorized representative of the Corporation who neither was nor is a director or officer of the Corporation has been successful on the merits or otherwise in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith. Such an authorized representative may, at the discretion of the Corporation, be indemnified by the Corporation in any other circumstances to any extent if the Corporation would be required by Section 1 or 2 of this Article VIII to indemnify such person in such circumstances to such extent as if such person were or had been a director or officer of the Corporation.

            Section 4. General Terms. Any indemnification under Section 1 and
Section 2 of this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he had met the applicable standard of conduct set forth in
Section 1 and Section 2 of this Article VIII. Such determination shall be made
(i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in written opinion, or (iii) by the stockholders.

            Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in these By-laws.

      Section 145 of the Delaware General Corporation Law also contains provisions entitling directors and officers of the Company to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, as the result of an action or proceeding in which they may be involved by reason of being or having been a director or officer of the Company (or, at the request of the Company, a director or officer of another corporation or other enterprise); provided the officers or directors acted in good faith. The Company also may obtain an insurance policy which will cover officers and directors for any liability arising out of their actions in such capacity.

      The foregoing do not and will not eliminate or limit the liability of a director for violating his duty of loyalty (which includes the obligation of a director of the Company to refrain from self-dealing with respect to the Company, improperly competing with the Company or usurping Company opportunities), failing to act in good faith, engaging in intentional misconduct or knowingly violating a law or participating in the payment of a dividend or a stock repurchase or redemption for himself. The foregoing also do not and will not affect any director's liability under federal securities laws or the availability of equitable remedies such as an injunction or rescission for breach of fiduciary duty.

Item 25. Other Expenses of Issuance and Distribution.

      The following table sets forth an itemized list of all expenses to be borne by the Registrant in connection with the issuance and distribution of the securities being registered hereby other than underwriting discounts and commissions and non-accountable expenses.

Item 25. Other Expenses of Issuance and Distribution.

      The following table sets forth an itemized list of all expenses to be borne by the Registrant in connection with the issuance and distribution of the securities being registered hereby other than underwriting discounts and commissions and non-accountable expenses.

SEC Registration Fee...............................$1,388.65
Printing and Engraving.................................2,500*
Legal Fees and Expenses...............................50,000*
Accounting Fees and Expenses..........................10,000*
Transfer Agent Fees....................................2,500*
Miscellaneous Expenses..............................8,611.35*

      TOTAL..........................................$75,000

----------
*     Estimated.

Item 26. Sales of Unregistered Securities.

      Pursuant to a private offering commenced in November 1999, we raised $548,897.90. Each investor who purchased one Unit received one share of our common stock and one warrant to purchase one share of our common stock. The Subscription Price was $1.00 per Unit for Subscriptions received on or prior to November 30, 1999; $1.50 per Unit for Subscriptions received after November 30, 1999 and on or prior to December 30, 1999 and $2.00 per Unit for all Subscriptions received after December 30, 1999. The exercise price of the warrants was $2.00 per warrant for all Subscriptions received on or prior to November 30, 1999; $3.00 per warrant for all Subscriptions received after November 30, 1999 and on or prior to December 30, 1999. The Units sold in the November, 1999 offering are restricted and are not freely transferable until the registration of the shares with the SEC.

      Pursuant to a private offering commenced in December 1999, in exchange for the debt securities of Fastway Electronic Commerce, Ltd.'s ("Fastway"), we issued to the holders of such debt securities, one share of our common stock and one warrant to purchase one share of our common stock exercisable at $2.00 per share for every one ($1.00) dollar owed by Fastway.

Item 27. Exhibits.

Number   Description
------   -----------
3.1      Articles of Incorporation of Registrant.
3.2      By-Laws of Registrant.
4.1      Specimen Common Stock Certificate.
5.1      Opinion of Mintz & Fraade, P.C.*
10.1     Applied Management & Consulting Agreement*
23.1     Consent of Mintz & Fraade, P.C. (Included in 5.1)
23.2     Consent of Lazar Levine & Felix LLP
24.1 Power of Attorney (set forth on the signature page of this Registration Statement).

----------
*To be filed by amendment.

Item 28. Undertakings.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any of the provisions described under Item 24 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The Registrant hereby undertakes that it will:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (a) include any prospectus required by Section 10(a)(3) of the Securities Act;

            (b) reflect in this prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and, notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (c) Include any additional or changed material information with respect to the plan of distribution.

      (2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

      The Registrant hereby further undertakes that it will:

      (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective; and

      (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of such securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form SB-2 and authorize this registration statement to be signed on our behalf by the undersigned, in the City and State of New York, on the 13th day of February, 2001.

                                                fastEcom, Inc.


                                          By: /s/ Colin Hendrick
                                             ------------------------------
                                          Colin Hendrick, Chairman of the Board

                                POWER OF ATTORNEY

      We, the undersigned officers and directors of fastEcom, Inc., hereby severally constitute and appoint Colin Hendrick, our true and lawful attorneys-in-fact and agents, with full power of substitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and all documents in connection thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

            Name                     Title                   Date
            ----                     -----                   ----

                                 president, chairman of
                                 the board of directors
                                 and chief executive
/s/ Colin Hendrick               officer                    February 13, 2001
------------------------------
       Colin Hendrick


                                 director                    February 9, 2001
/s/ Peter Sleep
------------------------------
        Peter Sleep
                                                             February 9, 2001
/s/ John Dangar
------------------------------
        John Dangar              director

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Fastecom.com, Inc.
New York, New York

We have audited the accompanying balance sheet of Fastecom.com, Inc. (a development stage company) as of December 31, 1999 and the related statements of operations, stockholders' equity (deficiency) and cash flows for the period from October 22, 1999 (date of inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fastecom.com, Inc. as of December 31, 1999 and the results of its operations and its cash flows for the period from October 22, 1999 (date of inception) to December 31, 1999, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is a development stage enterprise whose operations have generated losses and cash flow deficiencies from inception and, as of December 31, 1999, has a working capital deficiency and accumulated deficit. Such matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.


                                        /s/ LAZAR LEVINE & FELIX LLP
                                        ----------------------------------------
                                        LAZAR LEVINE & FELIX LLP

New York, New York
July 28, 2000


                                                                        Page F-1

                               FASTECOM.COM, INC.
                          (A Development Stage Company)
                                  BALANCE SHEET
                             AS OF DECEMBER 31, 1999

                                   - ASSETS -

CURRENT ASSETS:                                                       $  10,000
   Cash                                                                  18,880
                                                                      ---------
   Due from escrow agent (Note 4)                                     $  28,880
                                                                      =========

              - LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY) -

CURRENT LIABILITIES:
   Accounts payable and accrued expenses                              $   2,917
   Due to affiliate (Note 7)                                             32,307
                                                                      ---------
TOTAL CURRENT LIABILITIES                                                35,224

COMMITMENTS AND CONTINGENCIES (NOTE 8)

STOCKHOLDERS' EQUITY (DEFICIENCY) (NOTE 6):
   Preferred  stock - authorized 20,000,000 shares,
     $.01 par value; no shares issued and outstanding                 $      --
   Common  stock - authorized, 100,000,000 shares,
     $.001 par value; 50,118,132 shares subscribed                       50,118
   Additional paid-in capital                                           225,700
   Deficit accumulated during the development stage                    (281,162)
   Stock subscription receivable                                         (1,000)
                                                                      ---------
                                                                         (6,344)
                                                                      ---------
                                                                      $  28,880
                                                                      =========

   The accompanying notes are an integral part of these financial statements.


                                                                        Page F-2

                               FASTECOM.COM, INC.
                          (A Development Stage Company)
                             STATEMENT OF OPERATIONS
  FOR THE PERIOD FROM OCTOBER 22, 1999 (DATE OF INCEPTION) TO DECEMBER 31, 1999

REVENUES                                                              $      --

EXPENSES:
   Programming expenses                                  $ 55,835
   Professional fees                                      187,889
   Compensatory expenses                                   13,661
   Office supplies and other expenses                      23,777       281,162
                                                         --------     ---------

NET LOSS (NOTE 5)                                                     $(281,162)
                                                                      =========


                                                                        Page F-3

                               FASTECOM.COM, INC.
                          (A Development Stage Company)
                 STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)
  FOR THE PERIOD FROM OCTOBER 22, 1999 (DATE OF INCEPTION) TO DECEMBER 31, 1999

                                                                         Deficit
                                                                       accumulated
                                      Common stock         Additional    during the
                                   -------------------      paid-in    development    Subscription      Total
                                   Shares       Amount      Capital        stage       receivable     (Deficit)
                                   ------       ------      -------        -----       ----------     ---------
Opening balance                          --    $      --   $       --    $       --    $       --    $       --

   Shares sold at $1 per share
    (Note 6)                        105,953          106      105,847            --            --       105,953
   Common Stock subscribed
    (Note 6)                     50,000,000       50,000      (49,000)           --        (1,000)           --
Non-Cash:
   Shares issued in exchange
     for services rendered
     (Note 6)                        12,179           12       10,827            --            --        10,839
   Value of options granted
   (Note 6)                              --           --      144,365            --            --       144,365
   Value of warrants granted
   (Note 6)                              --           --       13,661            --            --        13,661
Net loss                                 --           --           --      (281,162)           --      (281,162)
                                 ----------   ----------   ----------    ----------    ----------    ----------
Balance at December 31, 1999     50,118,132   $   50,118   $  225,700    $ (281,162)   $   (1,000)   $   (6,344)
                                 ==========   ==========   ==========    ==========    ==========    ==========

   The accompanying notes are an integral part of these financial statements.


                                                                        Page F-4

                               FASTECOM.COM, INC.
                          (A Development Stage Company)
                             STATEMENT OF CASH FLOWS
  FOR THE PERIOD FROM OCTOBER 22, 1999 (DATE OF INCEPTION) TO DECEMBER 31, 1999

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                             $(281,162)
   Adjustments to reconcile net loss to net cash used in
    operating activities:
      Compensatory grant of common stock, options and
        warrants                                                          168,865
Changes in operating assets and liabilities:
      Due from escrow agent                                               (18,880)
      Accounts payable and accrued expenses                                 2,917
      Due to affiliate                                                     32,307
                                                                        ---------
      Net cash (used in) operating activities                             (95,953)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from sale of common stock                                   $ 105,953
                                                                        ---------
      Net cash provided by financing activities                           105,953
                                                                        ---------

NET INCREASE IN CASH                                                       10,000

   Cash and cash equivalents, at beginning of period                           --
                                                                        ---------

CASH AND CASH EQUIVALENTS, AT END OF PERIOD                             $  10,000
                                                                        =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid during the period for:
   Interest                                                             $      --
   Taxes                                                                       --

   The accompanying notes are an integral part of these financial statements.


                                                                        Page F-5

                               FASTECOM.COM, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

NOTE 1 - ORGANIZATION AND NATURE OF OPERATIONS

            Fastecom.com, Inc. (the "Company") was incorporated in the State of Delaware in October 1999. The Company is developing a "public access" e-commerce platform, a proprietary e-commerce network that will deliver advertising and facilitate transactions through real time interactive "Media Stations" located in malls and other high-traffic locations. Each Media Station will provide the equivalent of "public access" to online services, free of charge to the user.

            Through December 31, 1999, the activities of the Company have been primarily devoted to developing media stations and Smartcard technology for e-commerce purposes and raising capital, obtaining financing and various administrative functions. The Company has no revenues through December 31, 1999, and accordingly, for financial statement purposes, the Company has been classified as a development stage company.

NOTE 2 - BASIS OF PRESENTATION - GOING CONCERN

            The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company is in its development stage and as of December 31, 1999 has a deficit in stockholders' equity and a negative working capital, both in the amount of $6,344 and has not yet generated revenues. These factors create an uncertainty about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

            Management has taken the following steps to obtain financing which it believes are sufficient to provide the Company with the ability to continue as a going concern. The Company is in the process of a private placement of its common shares (Note 8) and anticipates future private placements to meet the funding requirements of the Company during its development stage. Additionally, management is planning to commence its operations during 2000 and while there is no guarantee of success, anticipates generating revenues in 2000, which will add to the Company's financial resources to fund its operations.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      (a) Revenues

            The Company's primary revenue sources are expected to be from the sale of banner advertising and in-house e-commerce advertising. Third-party advertising firms will purchase banner advertising, which is displayed on a user's computer screen, on a cost-per-thousand-ads-displayed or on a cost-per-click basis. E-commerce advertising arrangements will be based upon fees received from e-commerce merchants based upon the number of users who are referred to their websites by the Company. To date, the Company has generated no revenues.

      (b) Cost of Revenues

            Cost of revenues will consist primarily of costs to assemble and install each media station, annual Internet service provider fees, annual licensing fees for externally used software and support services, payroll and other related expenses for the maintenance and monitoring of the Company's website.


                                                                        Page F-6

                               FASTECOM.COM, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      (c) Advertising Expenses

            To date the Company has incurred no expenses for advertising and promoting its services. Such costs will be expensed as incurred.

      (d) Income Taxes

            Deferred income taxes will be recognized for tax consequences of temporary differences, principally depreciation and start-up costs, by applying enacted statutory tax rates applicable for years in which taxes are expected to be paid or recovered to differences between the financial reporting and the tax bases of existing assets and liabilities. State and city franchise taxes not based on income are included in general and administrative expenses.

      (e) Use of Estimates

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      (f) Cash Equivalents

            The Company defines cash equivalents as all short-term, highly liquid investments with original maturity dates less than 90 days.

      (g) Fair Value of Financial Instruments

            The carrying amount of the Company's cash, due from escrow agent, due to affiliate, accounts payable and accrued expenses approximate fair value because of the short-term maturities of these items.

      (h) Statement of Comprehensive Income

            SFAS 130, "Reporting Comprehensive Income" is effective for years beginning after December 15, 1997. This statement prescribes standards for reporting other comprehensive income and its components. Since the Company currently does not have items of other comprehensive income, a statement of comprehensive income is not yet required.

NOTE 4 - DUE FROM ESCROW AGENT

            One of the Company's attorneys acts as escrow agent and receives funds and makes disbursements on behalf of the Company. As of December 31, 1999, the amount of the funds held by this attorney on behalf of the Company was $18,880.


                                                                        Page F-7

                               FASTECOM.COM, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

NOTE 5 - INCOME TAXES

            The Company utilizes SFAS 109, "Accounting for Income Taxes" which requires use of the asset and liability approach of providing for income taxes. SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

            For the period ending December 31, 1999, the Company had no federal tax liability and has generated a net operating loss carryforward of approximately $281,000 which can be carried forward over the next 20 years. Since there is no assurance that the Company will generate future taxable income to utilize the deferred tax asset generated by the net operating loss carryforward, the Company has taken a full valuation allowance against the asset.

NOTE 6 - STOCKHOLDERS' DEFICIT

            The Company was incorporated with 100,000,000 authorized shares of $.001 par value Common Stock, and 20,000,000 shares of $.01 per share par value Preferred Stock. 50,000,000 shares of the Common Stock are to be issued to a limited liability entity which is 100% owned by the Company's founder, for consideration of $1,000. This amount was not yet paid to the Company as of July 2000. The Company also granted 12,179 shares of common stock to an Australian individual who subsequently entered into employment agreement with the Company as Vice President (see Note 8) in exchange for his services to the Company.

            During the period ended December 31, 1999, the Company sold various overseas investors subscriptions to purchase a total of 105,953 shares of the Company's $0.001 common stock at a price of $1.00 per share for all subscriptions. As part of the subscription agreement, the Company granted 105,953 warrants to purchase the Company's common stock, one warrant each for every share subscribed to by these investors. These warrants were vested immediately and have an exercise price of $2.00 per share and 2 years terms.

            During the period ended December 31, 1999, the Company granted 251,255 stock options to a legal services firm in exchange for professional services rendered. The options are exercisable at $0.001 per share, vested immediately and expire five years from the date of grant. In addition, the Company granted 126,376 warrants to purchase the Company's common stock to various overseas investors who were previous investors of an Australia Company owned by the Founder of the Company, at no costs to these investors. These warrants were vested immediately, have an exercise price of $2.00 per share and expire two years from the date of issuance through December 2001.


                                                                        Page F-8

                               FASTECOM.COM, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

NOTE 6 - STOCKHOLDERS' DEFICIT (Continued)

            For the period ended December 31, 1999, professional fees and compensatory expenses charged to operations and credited to additional paid-in capital, which the Company recorded for common stock, options and warrants granted to nonemployees described above were $155,204 and $13,661, respectively. The value of the warrants and options granted was estimated using the Black-Scholes pricing model.

NOTE 7 - RELATED PARTY TRANSACTION

            The Company shares office space with an affiliated entity which is under common ownership. At December 31, 1999, approximately $32,000 was due to the affiliate.

NOTE 8 - SUBSEQUENT EVENTS

            Employment Agreements

      (a) Executive Vice President

            On April 6, 2000, the Company entered into an employment agreement with an Australian individual to perform the duties of Executive Vice President. The agreement calls for annual compensation of approximately $60,000 plus additional auto expense payments of approximately $10,000 per annum. In addition, the employee was granted 260,000 shares of the Company's common stock and 240,000 warrants to purchase the Company's common stock. These warrants are vested immediately and have an exercise price of $1.00 per share and two years expiry period.

      (b) Vice President

            On April 6, 2000, the Company entered into an employment agreement with an Australian individual to perform the duties of Vice President. The agreement calls for compensation in the amount of approximately $51,000 per annum. In addition, the employee was granted 100,000 warrants to purchase the Company's common stock, with 50,000 warrants vested immediately and 50,000 to be vested in six months. All these warrants have an exercise price of $2.00 per share and two years expiry period.

            Private Placement Agreement

            In February 2000, the Company entered into an agreement with an Australian individual ("broker") to raise capital for the Company. Based on the agreement, this broker is entitled to a two percent (2.00%) commission for every Subscription Agreement the broker secures for the company.

            Subsequent to December 31, 1999 the Company sold various overseas investors subscriptions to purchase a total of 372,767 shares of the Company's common stock at a price of $1.50 or $2.00 per share for net proceeds of $558,060. As part of the subscription agreement, the Company granted 372,767 warrants, one warrant each for every share subscribed, to these investors. The warrants are exercisable ranging from $1.50 to $3.00 per share, vest immediately and expire two years from the date of grant through April 2000.


                                                                        Page F-9

                               FASTECOM.COM, INC.
                          (A Development Stage Company)
                                  BALANCE SHEET
                            AS OF SEPTEMBER 30, 2000
                                   (UNAUDITED)

                              ASSETS

CURRENT ASSETS
Cash                                                                  $   4,761
Certificate of deposit                                                   30,788

Prepaid expenses                                                          1,203
Due from affiliate                                                      200,030
Loan Receivable Officer                                                   1,000
                                                                      ---------
TOTAL CURRENT ASSETS                                                  $ 237,782

Fixed assets - net                                                        4,383

Security deposits                                                         2,250
                                                                      ---------
TOTAL ASSETS                                                          $ 244,415
                                                                      =========

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Accounts payable and accrued
expenses                                                              $ 124,158
                                                                      ---------
TOTAL CURRENT LIAB.                                                   $ 124,158

STOCKHOLDERS' EQUITY (DEFICIENCY)
Capital stock - common                                                   50,488
Paid in capital                                                         780,227
Deficit accumulated during
development stage                                                      (710,458)
                                                                        120,257
                                                                      ---------
TOTAL LIAB. & EQUITY                                                  $ 244,415
                                                                      =========


                                                                       Page F-10

                               FASTECOM.COM, INC.
                          (A Development Stage Company)
               STATEMENT OF OPERATIONS & STOCKHOLDERS' DEFICIENCY
                  AS OF JANUARY 1, 2000 TO SEEPTEMBER 30, 2000
                                   (UNAUDITED)

REVENUES                                                              $       0

GENERAL EXPENSES
Payroll and taxes                                                     $ 140,980
Programming costs                                                        69,190
Rent                                                                     10,045
Management expense                                                       29,859
Office expense                                                           10,871
Marketing                                                                10,878
Commissions                                                               8,359
Travel                                                                   32,630
Professional                                                             20,719
Legal                                                                    97,699
General expense                                                           4,720
Depreciation expense                                                      1,500
                                                                      ---------
TOTAL GENERAL EXPENSES                                                $ 437,450

Interest income                                                           8,154

                                                                      ---------
NET LOSS                                                               (429,296)
                                                                      =========


                                                                       Page F-11